Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement No.’s 33-106109, 33-62796, 333-30383, 333-57951, 333-76005, 333-79611, 333-95641, 333-31728, 333-35056, 333-89140 and 333-36280 of RepliGen Corporation and in the related Prospectus of our report dated June 8, 2006, with respect to the financial statements of RepliGen Corporation, Repligen’s Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Repligen Corporation included in this Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 8, 2006